Filed Pursuant To Rule 433

Registration No. 333-217785

February 7, 2018

SPDR® ETF Trading Report

INVESTMENT PROFESSIONAL USE ONLY
December 2017

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	86,079,317	22,911,116,470	70,068,500	11,975	13,102	3,187,266	3,416,871	242	0.20	170,285,901
MDY	SPDR S&P MidCap 400® ETF	0.08	0.02	0.07	1,124,357	387,498,186	928,263	1,810	1,951	623,798	659,126	129	0.40	2,280,262
SLY	SPDR S&P 600 Small Cap ETF	0.32	0.24	0.32	17,534	2,346,275	15,560	1,534	1,659	205,265	219,220	93	0.50	5,567
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.02	0.01	0.01	3,683,217	902,976,969	2,938,348	1,287	1,832	315,521	436,327	133	0.30	9,062,194
SPTM	SPDR Portfolio Total Stock Market ETF	0.02	0.06	0.08	468,503	15,530,343	272,377	5,449	4,687	180,634	170,132	151	0.20	84,275
SPSM	SPDR Portfolio Small Cap ETF	0.02	0.07	0.06	255,602	7,689,263	237,411	3,883	3,188	116,801	107,391	133	0.50	118,377
SPLG	SPDR Portfolio Large Cap ETF	0.01	0.04	0.04	593,129	18,490,976	297,153	5,107	3,398	159,236	109,607	306	0.30	60,696
SPMD	SPDR Portfolio Mid Cap ETF	0.01	0.03	0.04	366,209	12,241,221	194,366	2,099	1,527	70,170	55,026	195	0.40	48,542
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.10	0.15	0.10	34,866	2,261,784	15,150	565	663	36,652	42,578	166	0.30	2,647
SHE	SPDR SSGA Gender Diversity Index ETF	0.06	0.08	0.06	4,914	353,174	4,582	2,477	3,667	178,022	261,420	129	0.30	22,323
US Style														
SPYG	SPDR Portfolio S&P 500 Growth ETF	0.01	0.04	0.03	369,324	12,195,690	232,804	3,144	2,374	103,815	80,669	136	0.30	74,745
SPYV	SPDR Portfolio S&P 500 Value ETF	0.01	0.04	0.03	320,456	9,830,138	199,907	3,905	3,083	119,805	95,326	161	0.30	44,791
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.15	0.10	0.14	52,189	8,157,735	35,944	706	764	110,355	117,702	88	0.40	18,466
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.09	0.09	0.09	43,820	4,513,885	38,244	735	981	75,712	99,199	94	0.40	10,196
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.52	0.22	0.52	28,371	6,552,424	21,475	1,677	1,887	387,303	434,954	78	0.60	9,520
SLYV	SPDR S&P 600 Small Cap Value ETF	0.16	0.12	0.16	78,195	9,992,836	58,364	1,141	1,152	145,808	146,776	99	0.70	23,516
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	4,613,444	451,314,777	4,262,030	5,911	8,446	578,273	796,036	161	0.40	9,843,683
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	10,897,606	617,387,534	10,548,990	52,285	71,918	2,961,945	3,951,175	383	0.30	36,697,572

Source: NYSE, Nasdaq and BATS as of 12/31/2017. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS
SPDR®

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
US Sector (cont'd)														
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	11,103,028	779,688,019	11,104,167	17,337	20,336	1,217,404	1,400,744	220	0.60	29,015,786
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	66,170,252	1,847,991,338	57,453,643	607,629	777,102	16,971,078	20,997,296	1,147	0.60	107,019,066
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	6,922,288	575,267,101	6,552,748	11,332	13,822	941,689	1,140,039	224	0.40	22,248,732
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	9,556,133	712,451,132	8,790,191	15,650	23,045	1,166,708	1,677,906	265	0.40	26,079,833
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	4,461,284	266,230,387	4,192,076	16,863	20,003	1,006,384	1,177,977	251	0.40	16,607,702
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	11,421,259	730,282,145	9,467,830	39,028	49,849	2,495,450	3,138,992	336	0.40	38,013,416
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	14,080,516	769,549,301	12,204,510	26,995	28,097	1,475,277	1,541,401	314	0.70	45,060,689
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	1,603,131	52,913,173	1,672,079	52,318	52,888	1,727,017	1,744,246	473	0.50	3,659,999
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.02	0.01	2,553,064	121,850,558	2,104,182	4,580	4,925	218,603	228,077	164	0.80	3,252,711
KCE	SPDR S&P Capital Markets ETF	0.10	0.17	0.10	20,761	1,192,298	15,018	3,537	2,780	203,130	154,012	145	0.50	49,314
KIE	SPDR S&P Insurance ETF	0.02	0.07	0.04	485,116	15,000,269	235,288	6,159	3,412	190,436	164,493	220	0.30	724,601
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	8,378,899	497,183,052	7,090,690	3,227	3,843	191,490	222,087	154	0.80	19,565,676
XBI	SPDR S&P Biotech ETF	0.05	0.06	0.04	4,039,662	335,094,193	3,828,977	1,400	1,356	116,130	113,212	143	1.20	24,789,533
XNTK	SPDR NYSE Technology ETF	0.11	0.13	0.11	22,289	1,872,678	20,946	724	1,039	60,830	86,507	108	0.50	1,444
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,237,889	54,127,171	1,451,598	6,560	8,642	286,869	362,013	190	0.60	9,328,405

Source: NYSE, Nasdaq and BATS as of 12/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
US Industry (cont'd)														
XME	SPDR S&P Metals & Mining ETF	0.01	0.03	0.01	3,362,265	114,069,847	2,718,230	6,988	7,913	237,103	258,913	208	1.10	10,572,684
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.11	0.02	485,491	7,973,976	604,012	10,866	10,596	178,420	168,264	371	1.50	862,631
XITK	SPDR FactSet Innovative Technology ETF	0.13	0.16	0.11	2,333	184,120	2,111	375	376	29,591	29,896	247	0.60	2,497
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	14,535,843	521,991,365	13,962,564	12,290	12,670	441,334	443,577	241	1.40	55,991,242
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.09	0.04	132,995	5,795,294	111,419	2,418	2,099	105,376	89,417	181	0.70	624,362
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	6,455,982	287,992,164	5,727,005	6,445	7,172	287,511	303,591	180	1.00	19,988,382
XSD	SPDR S&P Semiconductor ETF	0.05	0.07	0.05	110,759	7,743,326	100,960	1,748	1,896	122,203	134,047	150	0.70	330,312
XHE	SPDR S&P Health Care Equipment ETF	0.20	0.31	0.21	26,477	1,722,519	19,888	430	1,214	27,976	78,400	108	0.40	45,993
XTL	SPDR S&P Telecom ETF	0.13	0.00	0.15	8,784	607,621	9,667	2,274	1,407	157,293	96,084	95	0.70	12,873
XAR	SPDR S&P Aerospace & Defense ETF	0.06	0.07	0.06	105,273	8,697,156	123,203	2,438	1,979	201,403	161,744	90	0.50	2,315,125
XHS	SPDR S&P Health Care Services ETF	0.18	0.30	0.17	3,764	228,660	6,687	1,191	1,791	72,353	105,866	94	0.50	16,351
XSW	SPDR S&P Software & Services ETF	0.22	0.32	0.23	3,363	232,494	3,323	3,500	3,509	241,955	240,612	99	0.50	1,669
XTH	SPDR S&P Technology Hardware ETF	0.19	0.25	0.21	928	71,519	624	2,721	3,216	209,653	251,588	167	1.30	5,666
XTN	SPDR S&P Transportation ETF	0.06	0.00	0.05	39,990	2,581,134	28,071	1,900	1,739	122,645	108,218	127	0.60	20,439
XWEB	SPDR S&P Internet ETF	0.28	0.00	0.27	329	22,853	337	4,214	4,226	292,957	305,202	15	1.20	486
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.04	0.04	0.04	127,860	11,978,300	124,670	1,816	1,621	170,123	151,482	138	0.50	49,198
RWO	SPDR Dow Jones Global Real Estate ETF	0.05	0.10	0.04	177,847	8,662,166	202,996	846	966	41,209	46,600	149	0.40	57,858
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.04	0.01	793,830	31,693,875	619,113	5,940	6,230	237,184	244,029	298	0.30	634,257

Source: NYSE, Nasdaq and BATS as of 12/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
Global Equities														
DGT	SPDR Global Dow ETF	0.48	0.56	0.44	1,433	121,316	2,143	593	666	50,203	55,131	119	0.30	773
GII	SPDR S&P Global Infrastructure ETF	0.07	0.13	0.12	17,064	895,239	16,023	600	600	31,476	31,536	206	0.30	4,418
GNR	SPDR S&P Global Natural Resources ETF	0.08	0.18	0.09	139,455	6,614,919	120,930	1,247	1,359	59,145	63,968	171	0.50	75,470
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.06	0.02	156,764	6,059,977	131,265	7,039	9,076	272,128	349,971	302	0.40	8,363
ACIM	SPDR MSCI ACWI IMI ETF	0.42	0.54	0.36	3,133	245,889	3,256	482	434	37,827	33,622	64	0.40	1,441
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.27	0.37	0.27	1,454	105,629	1,224	530	515	38,494	37,168	61	0.40	3,115
SPDW	SPDR Portfolio World ex- US ETF	0.02	0.05	0.02	647,031	20,316,390	26,615,104	34,843	23,446	1,094,070	732,795	310	0.30	287,810
GWX	SPDR S&P International Small Cap ETF	0.06	0.16	0.06	123,528	4,405,647	186,401	822	1,443	29,321	51,111	150	0.60	10,279
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.22	0.24	0.21	1,640	147,153	2,654	236	264	21,174	23,388	98	0.40	431
International Developed Equities - Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.02	0.01	3,002,965	123,062,554	2,310,933	78,348	81,337	3,210,701	3,345,391	426	0.30	5,279,518
FEU	SPDR STOXX Europe 50 ETF	0.06	0.16	0.06	56,289	2,008,858	71,504	890	986	31,764	35,131	125	0.40	11,622
SMEZ	SPDR EURO STOXX Small Cap ETF	0.19	0.30	0.18	3,474	218,540	5,652	488	519	30,695	32,453	120	0.40	12,063
Emerging Market Equities														
SPEM	SPDR Portfolio Emerging Markets ETF	0.02	0.07	0.04	412,378	15,350,103	282,398	2,398	1,774	89,254	69,393	149	0.50	51,225
GMF	SPDR S&P Emerging Asia Pacific ETF	0.19	0.18	0.19	26,258	2,694,461	20,566	478	505	49,052	51,970	92	0.70	103,744
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.36	0.53	0.31	2,622	178,414	2,236	232	281	15,785	19,156	160	1.00	3,365
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.07	0.13	0.07	63,739	3,228,075	53,569	762	732	38,595	37,061	159	0.60	138,605

Source: NYSE, Nasdaq and BATS as of 12/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
Emerging Market Equities (cont'd)														
GXC	SPDR S&P China ETF	0.12	0.11	0.11	67,605	7,140,261	78,551	306	327	32,320	35,041	65	0.90	31,192
XINA	SPDR MSCI China A Shares IMI ETF	0.09	0.39	0.10	9,169	217,994	4,269	284	289	6,754	6,910	236	0.70	8,736
Advanced Beta - Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.08	0.26	0.07	43,135	1,374,884	49,924	805	738	25,655	22,841	145	0.60	19,041
DWX	SPDR S&P International Dividend ETF	0.04	0.11	0.04	109,243	4,474,845	96,232	1,433	1,120	58,696	45,506	178	0.30	13,215
SDY	SPDR S&P Dividend ETF	0.03	0.03	0.02	481,052	45,800,355	420,663	2,005	1,817	190,896	170,326	158	0.40	231,285
WDIV	SPDR S&P Global Dividend ETF	0.09	0.12	0.08	11,156	781,577	9,615	537	514	37,622	35,451	106	0.30	2,973
SPYD	SPDR Portfolio S&P 500 High Dividend ETF	0.01	0.03	0.02	159,652	6,013,649	120,606	2,069	1,572	77,939	58,305	210	0.40	29,384
Advanced Beta - Multi Factor														
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.05	0.09	0.05	1,862	112,602	1,583	989	986	59,805	59,436	153	0.50	2,829
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.09	0.05	583	38,097	1,248	995	941	64,983	61,024	67	0.40	1,441
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.26	0.33	0.26	919	72,456	2,622	459	487	36,197	37,747	28	0.40	568
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.17	0.32	0.16	809	42,791	908	913	884	48,316	46,728	94	0.50	765
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.28	0.44	0.31	24,548	1,586,998	14,305	974	899	62,969	57,878	184	0.30	7,238
QWLD	SPDR MSCI World StrategicFactors ETF	0.18	0.24	0.20	139	10,462	151	982	982	73,994	72,609	18	0.50	84
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.36	0.57	0.29	7,726	488,601	7,270	452	543	28,584	34,225	180	0.60	95,044
QUS	SPDR MSCI USA StrategicFactors ETF	0.10	0.13	0.10	11,502	884,752	6,033	222	301	17,076	22,798	132	0.20	15,123
Advanced Beta - Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.15	0.24	0.15	3,222	200,724	1,326	3,670	3,856	228,641	237,067	80	0.40	2,473

Source: NYSE, Nasdaq and BATS as of 12/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
Advanced Beta - Single Factor (cont'd)														
VLU	SPDR S&P 1500 Value Tilt ETF	0.27	0.27	0.50	779	79,217	712	2,205	1,410	224,204	140,351	56	0.30	84
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.54	0.47	0.54	818	93,407	729	670	760	76,501	84,740	27	0.30	4,018
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.11	0.12	0.14	4,690	428,915	3,574	315	293	28,807	26,684	57	0.30	6,602
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.26	0.27	0.26	41,696	3,917,570	21,593	1,812	1,811	170,256	171,610	93	0.60	30,676
ONEY	SPDR Russell 1000 Yield Focus ETF	0.12	0.16	0.14	921	65,543	462	379	472	26,977	33,729	62	1.00	390
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.16	0.21	0.16	16,482	1,225,887	10,018	526	522	39,124	38,717	125	0.60	26,047
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.15	0.20	0.16	1,487	111,245	1,414	499	665	37,325	48,931	168	0.50	1,777
Advanced Beta - Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.10	0.31	0.09	1,211	39,088	4,401	666	461	21,498	14,890	120	0.20	1,142
Fixed Income - US Government														
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	0.01	0.01	0.01	404,888	37,014,097	511,592	732,275	1,090,554	66,944,581	62,837,721	392	0.00	163,276
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.07	0.11	0.06	94,930	5,646,523	66,621	5,878	6,859	349,623	409,277	379	0.10	19,647
SPTL	SPDR Portfolio Long Term Treasury ETF	0.03	0.08	0.03	239,072	8,743,917	129,240	6,183	6,294	226,112	238,590	261	0.50	22,801
IPE	SPDR Bloomberg Barclays TIPS ETF	0.04	0.08	0.05	127,310	7,158,042	77,621	6,025	5,503	338,786	310,039	520	0.20	53,582
SPTS	SPDR Portfolio Short Term Treasury ETF	0.01	0.03	0.02	145,450	4,351,941	1,992	3,176	4,729	95,026	142,006	257	0.10	48,307
TIPX	SPDR Bloomberg Barclays 1-10 Year TIPS ETF	0.03	0.14	0.03	178,761	3,462,615	71,077	1,055	1,238	20,435	24,017	405	0.20	54,957
Fixed Income - US Investment Grade Corporates														
SPSB	SPDR Portfolio Short Term Corporate Bond ETF	0.01	0.04	0.01	1,025,201	31,209,733	684,461	14,710	17,707	447,772	541,147	449	0.10	155,902
SPIB	SPDR Portfolio Intermediate Term Corporate Bond ETF	0.02	0.05	0.02	553,051	18,940,911	35,799,014	6,847	8,928	234,510	307,088	214	0.10	222,701

Source: NYSE, Nasdaq and BATS as of 12/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
Fixed Income - US Investment Grade Corporates (cont'd)														
SPLB	SPDR Portfolio Long Term Corporate Bond ETF	0.02	0.08	0.04	116,578	3,308,528	110,450	5,170	2,752	146,725	79,254	182	0.40	18,625
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.01	0.04	0.01	359,742	11,043,018	414,842	6,237	8,775	191,476	269,656	231	0.00	141,018
Fixed Income - High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	8,190,519	300,567,553	9,417,017	82,840	96,965	3,040,228	3,575,100	561	0.10	33,156,903
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,106,494	30,494,800	1,648,063	30,914	31,097	851,990	861,387	446	0.10	237,911
CJNK	SPDR ICE BofAML Crossover Corporate Bond ETF	0.18	0.67	0.21	35,644	945,449	27,472	457	461	12,120	12,258	215	0.20	14,331
Fixed Income - US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.05	0.18	0.05	41,346	1,077,757	41,614	898	839	23,411	21,948	162	0.10	6,194
Fixed Income - US Aggregate														
SPAB	SPDR Portfolio Aggregate Bond ETF	0.02	0.08	0.03	645,468	18,545,616	385,115	9,093	7,642	261,242	225,502	380	0.10	108,654
Fixed Income - Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.01	0.03	0.01	719,686	36,735,420	686,631	1,646	1,959	84,012	100,595	144	0.40	422,629
PSK	SPDR Wells Fargo Preferred Stock ETF	0.04	0.09	0.05	75,992	3,387,995	60,961	3,260	2,687	145,331	119,921	158	0.20	41,400
Fixed Income - Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.02	0.03	0.01	887,199	42,555,673	483,772	4,673	7,788	224,164	374,914	378	0.10	216,133
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.03	0.06	0.02	600,263	29,334,439	423,305	1,997	2,607	97,593	127,456	210	0.20	348,851
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.14	0.25	0.14	110,679	6,156,725	93,639	632	617	35,158	34,416	127	0.20	2,868
Fixed Income - International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.10	0.17	0.11	39,645	2,262,527	43,783	535	721	30,532	40,996	132	0.30	9,476

Source: NYSE, Nasdaq and BATS as of 12/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

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SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
Fixed Income - International (cont'd)														
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.08	0.26	0.11	34,138	1,088,280	28,517	1,173	1,162	37,395	36,963	284	0.20	57,789
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.02	0.07	0.02	526,433	14,959,360	447,899	1,577	1,579	44,818	44,480	239	0.30	558,741
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.09	0.26	0.09	70,321	2,466,563	50,239	990	891	34,729	30,980	168	0.20	29,526
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.05	0.16	0.05	175,125	5,160,229	162,465	614	715	18,095	20,971	186	0.30	255,301
Commodity														
GLD®	SPDR Gold Trust®	0.01	0.01	0.01	7,292,835	876,726,941	6,439,331	13,208	12,389	1,587,866	1,501,175	202	0.40	12,776,413
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.14	0.06	37,127	1,279,861	29,226	1,512	1,437	52,119	49,059	145	0.60	820
Active - Asset Allocation														
RLY	SPDR SSgA Multi-Asset Real Return ETF	0.10	0.39	0.10	18,955	492,602	15,745	5,740	5,244	149,183	134,613	155	0.30	7,004
INKM	SPDR SSgA Income Allocation ETF	0.08	0.23	0.08	6,246	210,736	6,257	11,826	10,389	399,009	347,200	149	0.20	1,493
GAL	SPDR SSgA Global Allocation ETF	0.07	0.17	0.06	14,392	549,259	13,488	10,250	9,501	391,140	357,903	185	0.30	5,579
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.05	0.22	0.05	49,706	1,262,809	32,442	3,281	4,614	83,337	117,611	607	0.30	3,165
Active - Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.18	0.23	0.17	3,373	253,945	2,277	658	531	49,541	39,252	58	0.50	3,096
SYG	SPDR MFS Systematic Growth Equity ETF	0.17	0.21	0.17	8,576	679,762	6,264	361	466	28,613	36,478	111	0.40	12,635
SYV	SPDR MFS Systematic Value Equity ETF	0.10	0.15	0.10	2,105	140,344	1,347	485	402	32,330	26,218	94	0.50	2,884
Active - Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.02	0.04	0.02	432,509	21,016,157	364,246	4,769	3,906	231,726	190,808	269	0.10	23,601
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.11	0.22	0.13	6,770	344,218.21	6,953	1,850.85	1,426.47	93,960.11	72,696.77	209	0.1565	3,473

Source: NYSE, Nasdaq and BATS as of 12/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

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SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
Active - Fixed Income (cont'd)														
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.05	0.11	0.05	8,956	442,291.64	7,091	824.66	768.82	40,756.69	38,053.80	210	0.1405	20,523
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.02	0.03	0.01	280,873	13,259,504	352,308	3,950	13,093	186,480	619,823	194	0.10	96,959
ULST	SPDR SSgA Ultra Short Term Bond ETF	0.06	0.16	0.06	6,495	261,484	5,585	2,218	3,174	89,297	127,817	247	0.10	1,770

Source: NYSE, Nasdaq and BATS as of 12/31/2017. **Past performance is not a guarantee of future results.**

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).

State Street Global Advisors

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SPDR® ETF Trading Report
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The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and
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SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.